EXHIBIT 5.2

                         [LETTERHEAD OF BALLARD SPAHR
                           ANDREWS & INGERSOLL, LLP]

                                         February 1, 2000

Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111

Ladies and Gentlemen:

                  We have acted as special Pennsylvania counsel to Iron Mountain Incorporated, a Pennsylvania corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "ACT") by the Company of (i) 2,177,851 shares of its Common Stock, par value $.01 per share ("COMMON STOCK"), that are issuable upon the exercise of options granted pursuant to the provisions of the Company's 1995 Stock Incentive Plan (the "1995 PLAN") and the Iron Mountain/ATSI 1995 Stock Option Plan, as amended (the "IRON MOUNTAIN/ATSI PLAN"), (ii) 626,156 shares of Common Stock that are issuable upon the exercise of options to be granted pursuant to the terms of the 1995 Plan and
(iii) 324,093 shares of Common Stock that are issuable upon the exercise of options granted and to be granted pursuant to the provisions of the Company's 1998 Employee Stock Purchase Plan (the "1998 Plan") (all such shares to be offered under the 1995 Plan, the Iron Mountain/ATSI Plan and the 1998 Plan being referred to herein as the "REGISTERED SHARES"). The following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "COMMISSION") as Exhibit 5.2 to the Company's registration statement on Form S-8 (the "REGISTRATION STATEMENT") under the Act.

         In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the 1995 Plan, the Iron Mountain/ATSI Plan and the 1998 Plan and such other documents, certificates and other instruments and such matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

         We express no opinion herein as to the laws of any jurisdiction other than the Commonwealth of Pennsylvania, and we express no opinion as to federal and state securities or blue sky laws. This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting

Iron Mountain Incorporated
February 1, 2000
Page 2


from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

         Based on and subject to the foregoing, we are of the opinion that when issued and paid for in accordance with the terms of the 1995 Plan, the Iron Mountain/ATSI Plan and the 1998 Plan and the options granted thereunder, the Registered Shares will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 being filed with respect to the Registered Shares.

                                Very truly yours,


                                /s/ Ballard Spahr Andrews & Ingersoll, LLP